Exhibit 10.1

TRUECAR, INC.
2023 EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
NOTICE OF GRANT OF PERFORMANCE-BASED RESTRICTED STOCK UNITS (“PERFORMANCE UNITS”)
Unless otherwise defined herein, the terms defined in the TrueCar, Inc. 2023 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Performance Unit Award Agreement, including the Notice of Grant of Performance-Based Restricted Stock Units (the “Notice of Grant”), the Terms and Conditions of Performance Unit Grant (the “Terms and Conditions”), and any appendices and exhibits attached thereto (all together, the “Award Agreement”).

Name (“Participant”):
Address:
The undersigned Participant has been granted an Award of Performance-Based Restricted Stock Units, which are referred to as “Performance Units” in this Award Agreement.

Date of Grant:	[____ [--], 2025]

Target Number of Performance Units:	[____________]
Maximum Number of Performance Units:	[____________]
Vesting Schedule: The number of Performance Units subject to the Award that may vest will be determined as specified in the Performance Unit Award Determination, Vesting and Issuance Criteria attached as Attachment I to this Notice of Grant (the “Vesting and Issuance Criteria”). The Target Number of Performance Units represent the number of Performance Units that would vest if the Participant satisfies the service vesting conditions set forth in the Vesting and Issuance Criteria and the Company achieves exactly 100% of the Company’s target performance goal specified in the Vesting and Issuance Criteria. In no event will more than the Maximum Number of Performance Units vest. [add for each Participant with an Employment Agreement: Except as provided in Section 10 of the Vesting and Issuance Criteria, t][T]he terms of this Award Agreement supersede any employment agreement[add for each Participant with an Employment Agreement:, including but not limited to the Employment Agreement dated [DATE] by and between Participant and the Company, and any amendments thereto or restatements thereof (together, the “Employment Agreement”),] or other individual agreement between Participant and the Company and any generally applicable severance or change-in-control plan, policy, or practice, whether written or unwritten, of the Company to the extent that such agreement, plan, policy or practice provides for vesting acceleration of equity awards, such that the terms of the Award Agreement constitutes the entire agreement between the Company and Participant with respect to the Award. Except to the extent otherwise specified in the Vesting and Issuance Criteria, in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Units, the Performance Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
4917-1936-4115 v.1    1.

Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof, except as explicitly set forth in this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT	TRUECAR, INC.
Signature	By
Print Name	[Name] Print Name
[Title] Title
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Attachment I
Performance Unit Award Determination, Vesting and Issuance Criteria

The number of Performance Units that may vest will be determined in accordance with the following criteria. Certain capitalized terms used herein have the meanings set forth in Section 11 of this Attachment I (the “Vesting and Issuance Criteria”) or assigned to them throughout this Vesting and Issuance Criteria.

1.Company Performance Criteria and Performance Period:
The number of Performance Units that may vest will be determined by reference to the Company’s relative total shareholder return defined as its compound annual growth rate (as more specifically detailed below) over a three-year performance period from February 15, 2025 through February 14, 2028 (the “Performance Period” and the last day of the Performance Period, the “Performance & Service Period End Date”) as measured versus the compound annual growth rate (as more specifically detailed below) performance of the Russell 2000 Total Return Index (RUTTR) (the “Index” and the companies that comprise the Index collectively, the “Index Companies” and each an “Index Company”) for the Performance Period.

2.Company Performance and Eligible Vesting Levels:
If the Company’s CAGR (as defined below) is equal to 100% of the CAGR of the Index, 100% of the Target Number of Performance Units are eligible to vest. Subject to the Payout Cap (as defined below), for each percentage that the Company’s CAGR exceeds the CAGR of the Index, an additional 4% of the Target Number of Performance Units are eligible to vest. For every percentage that the Company’s CAGR is below the CAGR of the Index, 4% of the Target Number of Performance Units are not eligible to vest. The maximum number of Performance Units that may vest is 175% of the Target Number of Performance Units set forth in the Notice of Grant. Accordingly, the number of Performance Units that may vest will be determined as indicated in the chart below:

	Performance	Payout
Below Target	For every percentage that the Company’s CAGR is below the CAGR of the Index	Percentage payout of the Target Number of Performance Units (starting at 100%) reduced by 4%
Target	Company’s CAGR is equal to 100% of the CAGR of the Index	100% of the Target Number of Performance Units
Above Target	For every percentage that the Company’s CAGR is above the CAGR of the Index	Subject to the Payout Cap, percentage payout of the Target Number of Performance Units (starting at 100%) increased by 4% (not to exceed the Maximum Number of Performance Units)

By way of example only, if the Company’s CAGR is 15% and the CAGR of the Index is 5% (that is, the Company’s CAGR exceeds the CAGR of the Index by 10 percentage points (and the Company’s CAGR is not a negative number)), 140% of the Target Number of Performance Units will be eligible to vest.

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Notwithstanding the foregoing, if the Company’s CAGR is a negative number, then no more than 100% of the Target Number of Performance Units will be eligible to vest (the “Payout Cap”).

3.CAGR Calculation Criteria:
“CAGR” as applied to the Company and the Index means the compound annual growth in stock price from the beginning to the end of the Performance Period (or, in the event of a Change in Control Transaction that occurs before the Performance & Service Period End Date, during the CIC Performance Period) calculated as provided below, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or applicable Index Company) during the Performance Period (or, in the event of a Change in Control Transaction that occurs before the Performance & Service Period End Date, during the CIC Performance Period), expressed as a percentage return and rounded to the nearest whole percentage. For purposes of computing CAGR, the stock price at the beginning of the Performance Period will be deemed to be equal to the average trading price during the 20 consecutive trading day period ending on and inclusive of February 15, 2025, and the stock price at the end of the Performance Period will be deemed to be equal to the average trading price during the 20 consecutive trading day period ending on and inclusive of the Performance & Service Period End Date, adjusted for stock splits or similar changes in capital structure.

4.Service Requirement. Except as specifically provided in Sections 7 and 8 below, the Participant must remain a Service Provider through the Performance & Service Period End Date in order for any Performance Units to vest.
5.Award Determination. As soon as practicable upon the Performance & Service Period End Date or within the 90-day period thereafter, the Committee will determine the applicable number of Performance Units that will vest based on the Company’s CAGR as measured versus the CAGR of the Index as described in Section 2 of this Attachment I, and such determinations will be final and binding on the Participant. The date of the Committee’s determination is the “Determination Date.” In all instances, if a Change in Control Transaction occurs on or following the Performance & Service Period End Date, the Determination Date must occur prior to such Change in Control Transaction. Any Performance Units that are not determined to vest on the Determination Date will immediately terminate and be forfeited on the Determination Date.
6.Share Issuance. Except as specifically provided below, Shares will be issued in respect of the number of Performance Units determined to have vested on the Determination Date as soon as practicable within the 30-day period following the Determination Date, and in all cases during the 2028 calendar year. Upon any separation from service upon which Participant does not, pursuant to the terms hereof, remain eligible to vest in some or all of the Performance Units, those Performance Units in which Participant is no longer eligible to vest will immediately terminate and be forfeited.
7.Effect of Qualifying Termination and Retirement; Death or Disability; Change in Change in Control Transaction; Termination on or after Performance & Service Period End Date.
(a)Pro-Rata Vesting Upon Qualifying Termination or Retirement Preceding Performance & Service Period End Date. Subject to Section 7(b) below, in the event of a Qualifying Termination or Retirement of the Participant, in each case, prior to the Performance & Service Period End Date and subject to the Release Requirement, the number of Performance Units that will be eligible to vest on the Determination Date will be a pro-rata portion of the number of Performance Units that would have vested had the Participant remained a Service Provider through the Performance & Service Period End Date. Such pro-rata portion will be determined by taking the number of Performance Units, if any, that would have vested based on the actual performance achieved for the Performance Period had the Participant remained a Service Provider through the Performance & Service Period End Date (the “Default Number of Units”) and multiplying it by the percentage determined by taking the number of days the Participant was a Service Provider from and including the first day of the Performance Period through an including the date of such Qualifying Termination or Retirement, as applicable, and dividing
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such number by the total number of days in the Performance Period. The resulting number of pro-rata Performance Units, if any, will be rounded down to the nearest whole number of Performance Units. If Participant returns to Service Provider status after such Qualifying Termination or Retirement, Participant will not be credited for any days of service following the original Qualifying Termination or Retirement, as applicable, for purposes of calculating the pro-ration hereunder. Subject to Section 7(b) below, Shares will be issued in respect of the pro-rata number of the Performance Units that vest on the Determination Date, if any, during the 30-day period following the Determination Date, and in all cases during the 2028 calendar year. Any Performance Units that do not vest on the Determination Date will immediately terminate and be forfeited on the Determination Date.
(b)Impact of Qualifying Termination or Retirement Followed By Change in Control Transaction. Notwithstanding anything in the Plan to the contrary, the first two paragraphs of Section 14(c) of the Plan will not apply to this Award. In the event a Qualifying Termination or Retirement is followed by a Change in Control Transaction that precedes the Performance & Service Period End Date, then, subject to the Release Requirement, the number of Performance Units that will vest upon the Change in Control Transaction will be determined on a pro-rata basis as calculated in Section 7(a) above, except that the Change in Control Transaction Determined Units (as defined in Section 8(a)) will be substituted for the Default Number of Units. Any Performance Units that do not vest in connection with the Change in Control Transaction will immediately terminate and be forfeited. Shares will be issued in respect of the pro-rata number of the Performance Units that vest upon the Change in Control Transaction in accordance with this Section 7(b), if any, upon the Change in Control Transaction or during the 60-day period following the Change in Control Transaction; provided, however, that in the event the acquiring, surviving or continuing entity will not assume, continue or substitute the Award in the Change in Control Transaction, the applicable Shares will be issued immediately prior to the Change in Control Transaction. In no event will Participant have the ability to determine the calendar year of any such issuance.
(c)Impact of Death or Disability. Upon the Participant’s termination as a Service Provider due to Participant’s death or Disability that occurs prior to the Performance & Service Period End Date and prior to any Change in Control Transaction, the Award shall immediately vest with respect to the Target Number of Performance Units upon the Participant’s termination as a Service Provider due to death or Disability, and any Performance Units that do not vest upon such termination due to death or Disability will immediately terminate and be forfeited on such date. Shares will be issued in settlement of the number of Performance Units that vest pursuant to the prior sentence within 60 days following the date of the Participant’s death or Disability, as applicable. In no event will Participant (or the Participant’s estate or beneficiaries) have the ability to determine the calendar year of any such issuance.
(d)Terminations Following the Performance & Service Period End Date. Upon the Participant’s termination as a Service Provider for any reason that occurs on or after the Performance & Service Period End Date (with no Change in Control Transaction occurring before the Performance & Service Period End Date) but before the Determination Date, the number of Performance Units that vest will be determined as provided in Section 5 and such Shares, if any, will vest on the Determination Date and will be issued to the Participant within the 30-day period following such Determination Date as provided in Section 6.
8.Impact of Change in Control Transaction Preceding the Performance & Service Period End Date. Notwithstanding anything in the Plan to the contrary, the first two paragraphs of Section 14(c) of the Plan will not apply to this Award.
(a)Measurement of Performance. In the event of a Change in Control Transaction that occurs before the Performance & Service Period End Date, the number of Performance Units that may potentially vest will be determined immediately prior to the Change in Control Transaction based upon the Company’s CAGR for the portion of the Performance Period that precedes and includes the effective date of the Change in Control Transaction (the “CIC Performance Period” and the Company’s CAGR performance as measured versus the Index CAGR performance for the CIC Performance Period (collectively, the “CIC Achievement Level”)). For purposes of such determination, the Company’s ending stock price will be the sale price of the Shares in the Change in Control Transaction, and the ending stock price of the Index will be the average price of the Index over the 20 consecutive trading days ending on
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and inclusive of the effective date of the Change in Control Transaction, adjusted for stock splits or similar changes in capital structure. For avoidance of doubt, this provision is intended to result in determination of a number of Performance Units that may potentially vest that will correspond to the CIC Achievement Level, without Committee determination (such CIC Achievement Level determined number of Performance Units are the “Change in Control Transaction Determined Units”). Any Performance Units that do not vest or become eligible to vest based upon the CIC Achievement Level will immediately terminate and be forfeited upon the Change in Control Transaction.
(b)Post-Change in Control Transaction Continued Service Condition. In the event of a Change in Control Transaction that precedes the Performance & Service Period End Date where the acquiring, surviving or continuing entity assumes, continues or substitutes the Award on substantially the same terms and conditions as in effect prior to the Change in Control Transaction, with respect to any Participant who has not terminated in a Qualifying Termination prior to the Change in Control Transaction, the Participant must remain a Service Provider through the Performance & Service Period End Date in order for the Change in Control Transaction Determined Units to vest (the “Change in Control Transaction Continued Service Requirement”), and the Change in Control Transaction Determined Units (less any Performance Units that have previously vested upon Participant’s becoming Retirement Eligible in accordance with Section 8(d)) shall vest upon, and Shares will be issued in settlement of such Change in Control Transaction Determined Units within 60 days following, the Performance & Service Period End Date. For the avoidance of doubt, in connection with any such assumption, continuation or substitution, the Change in Control Transaction Determined Units are automatically converted into a time-based vesting award and the Company CAGR performance goals shall no longer apply.
(c)Qualifying Termination Following a Change in Control Transaction. Notwithstanding the foregoing, if there is a Change in Control Transaction that precedes the Performance & Service Period End Date, then, subject to the Release Requirement, in the event of Participant’s Qualifying Termination upon or following the Change in Control Transaction and prior to the Performance & Service Period End Date, the Change in Control Transaction Continued Service Requirement will be waived and the Change in Control Transaction Determined Units (less any Performance Units that previously have vested upon Participant’s becoming Retirement Eligible in accordance with Section 8(d)) will immediately vest on the date of such termination. Except as provided under Section 8(f), Shares will be issued in settlement of the Change in Control Transaction Determined Units, if any, within 60 days following the date of the Participant’s Qualifying Termination. In no event will Participant (or the Participant’s estate or beneficiaries) have the ability to determine the calendar year of any such issuance. Any Performance Units that do not vest in connection with such Qualifying Termination will immediately terminate and be forfeited.
(d)Retirement Eligibility Following a Change in Control Transaction. Further, subject to Section 8(f) below, if there is a Change in Control Transaction that precedes the Performance & Service Period End Date, Participant is a Service Provider as of the date of the Change in Control Transaction, and (x) is Retirement Eligible as of the date of the Change in Control Transaction, or (y) first becomes Retirement Eligible following the Change in Control Transaction but prior to the Performance & Service Period End Date, the Change in Control Transaction Continued Service Requirement will be partially waived such that the “Retirement Eligibility Units” (as defined below) shall vest on, and shares will be issued in settlement thereof, within 60 days following, (i) if Participant is Retirement Eligible at the time of the Change in Control Transaction, the date of the Change in Control Transaction, or (ii) if Participant first becomes Retirement Eligible following the date of the Change in Control Transaction, the date on which Participant first becomes Retirement Eligible. In no event will Participant have the ability to determine the calendar year of any such issuance. “Retirement Eligibility Units” means the number of Performance Units, rounded down to the nearest whole number of Performance Units, determined by taking the Change in Control Transaction Determined Units and multiplying it by (x) if Participant is Retirement Eligible at the time of the Change in Control Transaction, the fraction determined by taking the number of days the Participant was a Service Provider from and including the first day of the Performance Period through and including the date of the Change in Control Transaction, as applicable, and dividing such number by the total number of days in the Performance Period, or (y) if Participant first becomes Retirement Eligible following the date of the Change in Control Transaction, the fraction determined by taking the number of days the Participant was a Service Provider from and including the
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first day of the Performance Period through and including the date Participant first becomes Retirement Eligible, and dividing such number by the total number of days in the Performance Period. Any Change in Control Transaction Determined Units that do not vest upon a Change in Control Transaction or upon later Retirement Eligibility under this Section 8(d) will remain outstanding and eligible to vest under the remaining provisions of this Award Agreement and shall terminate and forfeit in accordance with such remaining provisions. In the event that Participant incurs a Qualifying Termination or terminates due to death or Disability, in either case, on the same date as the pro-rata vesting under this Section 8(d) otherwise would occur, this Section 8(d) shall not apply, and Participant shall not vest in the Retirement Eligibility Units pursuant this Section 8(d) but instead shall vest, if at all, under the applicably Qualifying Termination-related acceleration of vesting provisions herein.
(e)Impact of Death or Disability Following a Change in Control Transaction. Additionally, if the Participant terminates due to Participant’s death or Disability upon or at any time following the Change in Control Transaction and prior to the Performance & Service Period End Date, the Change in Control Transaction Continued Service Requirement will be waived and the Change in Control Transaction Determined Units (less any Performance Units that previously have vested upon Participant’s becoming Retirement Eligible in accordance with Section 8(d)) will immediately vest on the date of such termination. Except as provided under Section 8(f), Shares will be issued in settlement of the Change in Control Transaction Determined Units, if any, within 60 days following the date of the Participant’s termination due to Participant’s death or Disability. In no event will Participant (or the Participant’s estate or beneficiaries) have the ability to determine the calendar year of any such issuance.
(f)Non-Assumption of Award by Buyer. In the event of a Change in Control Transaction where the acquiring, surviving or continuing entity will not assume, continue or substitute the Award on substantially the same terms and conditions as in effect prior to the Change in Control Transaction, and provided that Participant is a Service Provider as of immediately prior to such Change in Control Transaction, the Change in Control Transaction Determined Units will vest immediately prior to the Change in Control Transaction and the Shares will be issued in settlement of the vested Change in Control Transaction Determined Units immediately prior to the Change in Control Transaction.
9.Application of Section 409A. The Award is intended to be exempt from the requirements of Section 409A of the Code, or if not so exempt, to otherwise comply with the requirements of Section 409A of the Code, so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted consistent with this intent. To that end, the provisions of Section 4(c) of the “Terms and Conditions of Performance Unit Grant” of this Award Agreement specifically apply.
10.Section 280G. [add for each Participant with an Employment Agreement containing a 280G section (usually entitled “Limitation on Payment” and usually around Section 8 or 9 of the Employment Agreement): Notwithstanding anything herein to the contrary, the Section of the Employment Agreement entitled [“Limitation on Payments”][section title to be confirmed/ updated as appropriate each time a PRSU is awarded] shall apply to this Award. If the Employment Agreement is amended or restated, any successor provision to the “Limitation on Payments” section shall apply.
[add for each Participant who does NOT have an Employment Agreement or whose employment agreement does NOT contain a 280G section (usually entitled “Limitation on Payment”): Notwithstanding anything herein to the contrary, in the event that the Performance Units or vesting thereof provided for in this Award Agreement or any severance, change in control-related, or other payments or benefits otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:
(a)delivered in full, or
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(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of severance or change in control-related, Performance Units or other payments or benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. If a reduction in severance, Performance Units and/or other payments or benefits constituting “parachute payments” is necessary so that payments or benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to Participant, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to Participant on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Participant have any discretion with respect to the ordering of payment reductions.
Unless the Company and Participant otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.
11.Definitions. For purposes of this Award, the following definitions shall apply:
(a)“Cause” means: (i) Participant’s failure to perform Participant’s assigned duties responsibilities as a Service Provider (other than a failure resulting from Participant’s Disability) after written notice thereof from the Company describing Participant’s failure to perform such duties or responsibilities; (ii) Participant engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Participant’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Participant’s breach of any confidentiality agreement or invention assignment agreement (including, but not limited to, any Company At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement) between Participant and the Company (or any affiliate of the Company); or (v) Participant being convicted of, or entering a plea of nolo contendere to, any crime. For purposes of clarity, Participant’s termination of Service Provider status due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause or a resignation for Good Reason.
(b)“Change in Control Transaction” means a Change in Control, as such term is defined in the Plan, that occurs on or after the Date of Grant.
(c)“Disability” means Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to
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result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Company employees. In all cases, determination of “Disability” shall be made consistent with the requirements of Section 409A.
(d)“Good Reason” means Participant’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Participant’s consent: (i) a material reduction in Participant’s base salary which reduction is not applicable to a majority of the Company’s senior management, provided that any material reduction in Participant’s base salary for which there is a substitution with compensation and benefits that, in the aggregate, are substantially equivalent in value to the reduction in Participant’s base salary, will not constitute “Good Reason”; (ii) a material reduction of Participant’s authority, duties or responsibilities, unless Participant is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when an officer of the Company retains such title following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made an officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Participant’s primary work facility or location; provided, that a relocation of 50 miles or less from Participant’s then present location or to Participant’s home as Participant’s primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Participant must not terminate Participant’s status as a Service Provider with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within 2 years of the initial existence of the acts or omissions constituting the grounds for “Good Reason”.
(e)“Qualifying Termination” means (i) the Participant’s termination as a Service Provider by the Company without Cause, or (ii) the Participant’s resignation for Good Reason.
(f)“Release Requirement” means the Participant’s provision to the Company following termination as a Service Provider of an executed waiver and general release of claims in a form reasonably acceptable to the Company (the “Release”) no later than 45 days following such termination, and such Release becoming effective in accordance with its terms no later than 54 days following such termination.
(g)“Retirement” means the Participant’s voluntary termination as a Service Provider other than for Good Reason on or after becoming Retirement Eligible.
(h)“Retirement Eligible” means, as of a given date that occurs on or after May 15, 2026, the Participant is a current Service Provider and (i) the Participant is then at least age 65, and (ii) the Participant has continuously served as a Service Provider for not less than five years (measured back from, and inclusive of, the given date of determination).
(g)    “Separation from Service” means the Participant’s “separation from service” for purposes of Section 409A of the Code.

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TRUECAR, INC.
2023 EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1.Grant of Performance Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant under the Plan an Award of Performance Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.Company’s Obligation to Pay. Each Performance Unit represents the right to receive a Share on the date it vests. Unless and until the Performance Units will have vested in the manner set forth in Sections 3 or 4 of these Terms and Conditions, Participant will have no right to payment of any such Performance Units. Prior to actual payment of any vested Performance Units, such Performance Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. The Performance Units awarded by this Award Agreement will vest as specified in the Vesting and Issuance Criteria.
4.Payment after Vesting.
(a)General Rule. Subject to Participant satisfying any applicable tax withholding obligation set forth in Section 7 of these Terms and Conditions, any Performance Units that vest will be paid to Participant (or in the event of Participant’s death, to Participant’s properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b) and 4(c), such vested Performance Units shall be paid in whole Shares as specified in the Vesting and Issuance Criteria. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Performance Units payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following Participant’s termination as a Service Provider, in which case, the Performance Units will be paid in Shares to Participant’s estate as soon as practicable following Participant’s death.
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(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A, so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Award Agreement will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). To that end, and notwithstanding anything in the Award Agreement or in the Plan to the contrary, subject to Section 4(b)(ii) of these “Terms and Conditions of Performance Unit Grant” of this Award Agreement, payment in the form of issuance of Shares in settlement of any vested portion of the Award will be made as provided in the Vesting and Issuance Criteria of this Award Agreement and in all cases by March 15 of the calendar year following the calendar year in which occurs the first date on which the applicable Performance Units are no longer subject to a substantial risk of forfeiture for purposes of Section 409A. In no event will the Company or any Service Recipient (as defined below) have any liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes or costs that may be imposed on or incurred by Participant as a result of Section 409A. Subject to Section 23 of these “Terms and Conditions of Performance Unit Grant” of this Award Agreement, Participant and the Company agree to work together in good faith to consider amendments to this Award Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Payment under Section 409A. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Tax Consequences. Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of transferee’s status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Tax Obligations
(a)Withholding of Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Performance Units, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant; (ii) Participant’s and, to the extent required by the Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Performance Units or sale of Shares; and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Performance Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Units, including, but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of
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any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.
(b)Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Service Recipient may withhold the amount required to be withheld for the payment of Tax Obligations, whether arising at the time of vesting, delivery of Shares, or whenever otherwise due (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash in U.S. dollars; (ii) having the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”); (iii) withholding the amount of such Withholding Obligations from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s); (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences); (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”); (vi) such other means as the Administrator deems appropriate; or (vii) any combination of the foregoing methods of payment. If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Performance Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time. Until and unless the Administrator determines otherwise, the default method for satisfaction of the Withholding Obligations will be through a Net Share Withholding method.
Participant is advised to review with Participant’s own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company or any Service Recipient) shall be responsible for Participant’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement.
For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Withholding Obligations. If Participant fails to make satisfactory arrangements for the payment of such
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Withholding Obligations hereunder at the time any applicable Performance Units otherwise are scheduled to vest pursuant to this Award Agreement or Participant’s Withholding Obligations otherwise become due, Participant permanently will forfeit such Performance Units to which Participant’s Withholding Obligation relates and any right to receive Shares thereunder and such Performance Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may permanently refuse to issue or deliver the Shares if such Withholding Obligations are not delivered at the time they are due.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Prior to the date that Shares are issued to the Participant in settlement of any vested Performance Units, the Participant does not have the right to vote such Shares that may be issued in respect of the Performance Units or receive any dividends in respect of such Shares, and no dividend equivalents will be credited to the Performance Units. After any issuance of Shares in settlement of vested Performance Units, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS PERFORMANCE UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.Grant is Not Transferable. Except to the limited extent provided in Section 6 of these Terms and Conditions, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
11.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)the grant of the Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;
(b)all decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company;
(c)Participant is voluntarily participating in the Plan;
(d)the Performance Units and the Shares subject to the Performance Units are not intended to replace any pension rights or compensation;
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(e)the Performance Units and the Shares subject to the Performance Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;
(g)for purposes of the Performance Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Performance Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Performance Units grant (including whether Participant may still be considered to be providing services while on a leave of absence);
(h)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)the following provisions apply only if Participant is providing services outside the United States:
(i)the Performance Units and the Shares subject to the Performance Units are not part of normal or expected compensation or salary for any purpose;
(ii)Participant acknowledges and agrees that none of the Company, the Employer or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to Participant pursuant to the settlement of the Performance Units or the subsequent sale of any Shares acquired upon settlement; and
(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Performance Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Service Recipient, waives Participant’s ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult
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with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
13.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Performance Unit grant materials by and among, as applicable, the Employer, or other Service Recipient the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s status as a Service Provider and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Performance Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.
14.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at TrueCar, Inc., 1401 Ocean Avenue, Suite 200, Santa Monica, CA 90401, or at such other address as the Company may hereafter designate in writing.
15.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units awarded under the Plan or future Performance Units that may be awarded under the Plan by electronic means or request or require Participant’s consent
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to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
17.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
18.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or Participant’s estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Performance Units as the Administrator may establish from time to time for reasons of administrative convenience.
19.Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
21.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that Participant has received an Award of Performance Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
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24.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that Participant is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Units.
25.Governing Law; Venue. This Award Agreement and the Performance Units are governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under these Performance Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Los Angeles County, California, or the federal courts for the United States for the Central District of California, and no other courts, where this Award Agreement is made and/or to be performed.
26.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
27.Recovery. This Award and any shares issued in settlement of this Award are subject to recoupment in accordance with the Company’s Compensation Recovery Policy, any clawback policy adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or is otherwise adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement[include for any Participant with any Employment Agreement: , including but not limited to the Employment Agreement,] with the Company.
28.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
29.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Performance Unit grant shall be subject to any special terms and conditions set forth in the appendix (if any) to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.

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